Exhibit 5.1

[DAVIS POLK & WARDWELL LETTERHEAD]

March 30, 2004

Ultra Clean Holdings, Inc.
150 Independence Drive
Menlo Park, California 94025

Ladies and Gentlemen:

     We have acted as special counsel to Ultra Clean Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended, 3,672,770 shares of its common stock, par value $0.001 per share (the “Shares”), of which 3,117,427 shares are to be issued under the Company’s Amended and Restated Stock Incentive Plan and 555,343 shares are to be issued under the Company’s Employee Stock Purchase Plan (together with the Amended and Restated Stock Incentive Plan, the “Plans”).

     We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered in accordance with the applicable Plan upon receipt by the Company of adequate consideration therefor, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement referred to above.

Very truly yours,

/s/ DAVIS POLK & WARDWELL